As filed with the Securities and Exchange Commission on December 13, 2019
Registration No. 333-222630

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________________________
Post-Effective Amendment No. 17
to
Form S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
______________________________________
Black Creek Diversified Property Fund Inc.
(Exact name of registrant as specified in its charter)
_______________________________________
518 Seventeenth Street, 17th Floor
Denver, Colorado 80202
(303) 228-2200
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)
_______________________________________
Jeffrey W. Taylor
Managing Director, Co-President
Black Creek Diversified Property Fund Inc.
518 Seventeenth Street, 17th Floor
Denver, Colorado 80202
(303) 228-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_______________________________________
Copies to:
Robert H. Bergdolt, Esq.
Christopher R. Stambaugh, Esq.
DLA Piper LLP (US)
4141 Parklake Avenue, Suite 300
Raleigh, North Carolina 27612-2350
(919) 786-2000
_______________________________________
Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed pursuant to Rule 462(d)under the Securities Act and will be effective upon filing.
If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-222630
If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer	☐	Accelerated filer	☐	Smaller reporting company	☐
Non-accelerated filer	☒			Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note
This Post-Effective Amendment No. 17 to the Registration Statement on Form S-11 (No. 333-222630) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II. Information Not Required in Prospectus
Item 36. Financial Statements and Exhibits
(b)    Exhibits. The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
99.1	Consent of Altus Group U.S., Inc.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 17 to Form S-11 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on December 13, 2019.

BLACK CREEK DIVERSIFIED PROPERTY FUND INC.

By:	/s/ JEFFREY W. TAYLOR
Jeffrey W. Taylor Managing Director, Co-President (Principal Executive Officer)
Pursuant to the requirements of the Securities Act of 1933, this Form S-11 registration statement has been signed by the following persons in the following capacities on December 13, 2019.

Signature	Title
*	Chairman of the Board and Director
Richard D. Kincaid
*	Director
James R. Mulvihill
*	Director
Charles B. Duke
*	Director
Daniel J. Sullivan
*	Director
John P. Woodberry
*	Managing Director, Chief Executive Officer
Dwight L. Merriman III
/s/ JEFFREY W. TAYLOR	Managing Director, Co-President (Principal Executive Officer)
Jeffrey W. Taylor
/s/ LAINIE P. MINNICK	Managing Director, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)
Lainie P. Minnick
*By: /s/ LAINIE P. MINNICK	Attorney-in-Fact
Lainie P. Minnick
POWER OF ATTORNEY
I, the undersigned officer of Black Creek Diversified Property Fund Inc. (the “Company”), do hereby constitute and appoint Lainie P. Minnick and Joshua J. Widoff, my true and lawful attorneys-in-fact and agents, each with full power of substitution, to do any and all acts and things in my name and on my behalf in my capacity as officer of the Company and to execute any and all instruments for me and in my name in the capacity indicated below, which said attorneys-in-fact or agents, or any of them, may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this Registration Statement on Form S-11, including specifically but without limitation, power and authority to sign for me in my name in the capacity indicated below for the Company, any and all amendments (including post-effective amendments) to such Registration Statement and any related registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and I do hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitute or substitutes, or any of them, shall do or cause to be done by virtue hereof.

Signature	Title
/s/ JEFFREY W. TAYLOR	Managing Director, Co-President (Principal Executive Officer)
Jeffrey W. Taylor